Page 19 of 19 Pages

Exhibit 5

Joint Filing Agreement

     In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the shares of Common Stock, $0.01 par value per share, of Excelligence Learning Corporation, a Delaware corporation, and further agree that this Joint Filing Agreement be included as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement.

Dated: December 12, 2003	Educational Simon, L.L.C.

	By:	/s/ Robert MacDonald Name: Robert MacDonald Title: President

WESKIDS III, L.L.C.

	By:	/s/ Christine W. Jenkins Name: Christine W. Jenkins Title: Vice President

William E. Simon & Sons Private Equity Partners, L.P.

	By:	William E. Simon & Sons Private Equity, L.L.C., its general partner

By: /s/ Christine W. Jenkins Name: Christine W. Jenkins Title: Executive Vice President and Secretary

IPP99 Private Equity, L.L.C.

	By:	WESKIDS III, L.L.C., its managing member

By: /s/ Christine W. Jenkins Name: Christine W. Jenkins Title: Vice President

William E. Simon & Sons Private Equity, L.L.C.

	By:	/s/ Christine W. Jenkins Name: Christine W. Jenkins Title: Executive Vice President and Secretary